Exhibit 4.30

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 34056

Details of the Licensee:

Open Joint Stock Company

Vimpel-Communications

Location:

127083, Moscow, Ul. 8-Marta, 10, bldg. 14

Type of Services:

Lease of telecommunications channels

This License includes license terms on 2 pages

Term of validity of the License:	from August 25, 2005 to August 25, 2010

Services to be rendered as of (no later than):	August 25, 2007

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

CONDITIONS FOR CARRYING OUT ACTIVITIES

UNDER LICENSE NO. 34056

1. OJSC Vimpel-Communications (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than August 25, 2007.

3. The Licensee shall render services involving lease of telecommunications channels within the territory of one political subdivision of the Russian Federation, and lease of telecommunications channels outside the territory of one political subdivision of the Russian Federation under this License only in the territory of:

Komi Republic;

Primorsky Krai, Khabarovsky Krai;

Amur Oblast, Arkhangelsk Oblast, Irkutsk Oblast, Kamchatka Oblast, Kirov Oblast, Murmansk Oblast, Orenburg Oblast, Penza Oblast, Samara Oblast.

4. Under this License the Licensee shall provide the subscriber and/or user with technical devices for data transmission via channels, paths within analog and digital transmission systems of cable, air, radio relay, satellite communications lines.

5. In the course of provision of service under this License the Licensee shall meet the requirements set forth in the course of radio frequency band allocation and radio frequency or channel designation.

6. The Licensee shall ensure that the networks and communications devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out criminal investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical techniques of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the services of lease of telecommunications channels, and aimed at the increase of their customer value, if a separate license is not required therefor

Deputy Head
of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[seal]